Exhibit 3.11

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

HAWAIIAN TELCOM SERVICES COMPANY

Hawaiian Telcom Services Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said Corporation, by unanimous consent effective March 14, 2005, adopted the following resolution advising that the Certificate of Incorporation of said Corporation be amended:

RESOLVED, that Article 1 of the Certificate of Incorporation of the Corporation be amended, as follows:

1. The name of the corporation is Hawaiian Telcom Services Company, Inc.

and that it be submitted to the stockholder for consideration.

SECOND: That in lieu of a meeting and vote of stockholder, the stockholder has given unanimous written consent to said amendment in accordance with the provisions of Section 228(a) of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Rosalynn Christian, its Assistant Secretary, this 21st day of March, 2005.

HAWAIIAN TELCOM SERVICES COMPANY

/s/ Rosalynn Christian